Exhibit 99.1

Quest Software Announces Receipt of Superior Proposal

ALISO VIEJO, Calif., Thursday, June 14, 2012 – Quest Software, Inc. (NASDAQ: QSFT) (the “Company” or “Quest”) announced the receipt of a proposal from a strategic bidder to acquire all of the outstanding shares of Quest common stock for $25.50 per share in cash.

Following the recommendation of the special committee of independent directors established by the Company’s Board of Directors (the “Special Committee”), the Company’s Board of Directors determined that the proposal constitutes a Superior Proposal, as such term is defined in the Agreement and Plan of Merger dated March 8, 2012 (the “Insight Merger Agreement”). In making its recommendation, the Special Committee consulted with its independent financial advisors and outside legal counsel.

The definitive terms and conditions of a merger agreement detailing the proposal have been fully negotiated, and the agreement is subject only to execution by the Company. The proposal is not subject to any financing contingencies. In addition, in the event that the stockholders (the “Rollover Stockholders”) who have agreed to roll over their shares in connection with the proposed transaction with affiliates of Insight Venture Partners (“Insight”) do not support the Superior Proposal, the Company has agreed to (i) grant to the bidder an option to acquire newly issued shares equal to 19.9 percent of the Company’s issued and outstanding shares as of the date of the agreement and (ii) pay to the bidder a break-up fee of 3.5% of the transaction value if the proposed merger agreement is terminated under certain circumstances, or a break-up fee of 2% of the transaction value if the proposed merger agreement is terminated because the Superior Proposal is not approved by the vote of the Company’s stockholders. Alternatively, in the event that the Rollover Stockholders do agree to support the Superior Proposal, the proposal includes certain alternative terms, including reduced break-up fees and removal of the option described above.

Quest is a party to the Insight Merger Agreement among Quest and affiliates of Insight, pursuant to which Insight agreed to acquire all of the unaffiliated outstanding shares of Quest for $23.00 per share in cash. In accordance with the Insight Merger Agreement, Quest provided notice to Insight on Thursday, June 14, 2012 of the Board’s determination that the proposal from the bidder constitutes a Superior Proposal.

The Company’s Board of Directors has not changed its recommendation with respect to the pending transaction with Insight. Under the Insight Merger Agreement, Insight has certain matching rights, including the right to propose modifications to the terms of the Insight Merger Agreement and related agreements prior to the expiration of a minimum three-business-day period. If the proposal continues to constitute a Superior Proposal after the expiration of such period, the Company expects to terminate the Insight Merger Agreement and related agreements and to enter into a binding written definitive agreement in connection with the Superior Proposal. The Company’s Board of Directors has not changed its recommendation with respect to the pending transaction with Insight.

About Quest

Established in 1987, Quest (NASDAQ: QSFT) provides simple and innovative IT management solutions that enable more than 100,000 global customers to save time and money across physical and virtual environments. Quest products solve complex IT challenges ranging from database management, data protection, identity and access management, monitoring, user workspace management to Windows management. For more information, go to www.quest.com.

Additional Information and Where to Find It

The Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate web site at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein has been included in the preliminary proxy statement described above and will be included in the definitive proxy statement to be filed with the SEC. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements, including, without limitation, statements relating to the completion of the proposed transaction. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) the ability to recognize benefits of the transaction; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, our stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Contacts:	Quest Software, Inc.
Media:
Tracy Benelli / 949-754-8633 / Tracy.Benelli@quest.com
or
The Abernathy MacGregor Group
James Lucas / 213-630-6550 / JBL@abmac.com
Investors:
Stephen Wideman / 949-754-8142 / stephen.wideman@quest.com